Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We have issued our report dated June 27, 2018, with respect to the financial statements of Ozop Surgical, Inc. contained in the Current Report of Ozop Surgical Corp. on Form 8-K/A.

We hereby consent to the use of the aforementioned report, dated June 27, 2018, on our audit of the financial statements of Ozop Surgical, Inc., which is contained in the Current Report on Form 8-K/A.